Exhibit 4.1

RESTATED CERTIFICATE OF INCORPORATION

OF

JUNIPER NETWORKS, INC.

Juniper Networks, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is Juniper Networks, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 10, 1997.

3. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation merely restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation, as theretofore amended or supplemented. There is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the Certificate of Incorporation of the Corporation as theretofore amended or supplemented.

4. The text of the Certificate of Incorporation of the Corporation is hereby restated in its entirety as follows:

FIRST: The name of this Corporation is Juniper Networks, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this corporation is authorized to issue is 1,000,000,000, with a par value of $0.00001, and the total number of shares of Preferred stock which this corporation is authorized to issue is 10,000,000, with a par value of $0.00001.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

SEVENTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.

Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the effective date of this amendment shall be shortened.

Notwithstanding the foregoing, however, subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders, (ii) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders, and (iii) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation’s Bylaws by the stockholders of the Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

EIGHTH: A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation or any subsidiary of the Corporation shall not be personally liable to the Corporation or its stockholders and shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

C. Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

NINTH: Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any rights of designation of Preferred Stock conferred on the Board of Directors pursuant to Article FOURTH, the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article SEVENTH or this Article NINTH.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article NINTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

ELEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

TWELFTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

THIRTEENTH: Advance written notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

FOURTEENTH: Stockholders shall not be entitled to cumulative voting rights for the election of directors.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer on this 24th day of February, 2014.

JUNIPER NETWORKS, INC.

By:	/s/ Shaygan Kheradpir
Shaygan Kheradpir
Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

JUNIPER NETWORKS, INC.

Juniper Networks, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Juniper Networks, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1997.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Restated Certificate of Incorporation further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

4. The terms and provisions of this Certificate of Amendment to the Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

5. Paragraph three of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety.

6. Paragraph six of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation’s Bylaws by the stockholders of the Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

7. Paragraph eight of Article SEVENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

8. Article NINTH of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with “NINTH: [Intentionally Omitted”].

9. Article TENTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this right.

***

IN WITNESS WHEREOF, Juniper Networks, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this 25th day of May, 2017.

JUNIPER NETWORKS, INC.

By:	/s/ Rami Rahim
Rami Rahim
Chief Executive Officer